UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________________
FORM 8-K
__________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)
March 9, 2017
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RENT-A-CENTER, INC.
(Exact name of registrant as specified in charter)
 ___________________________________________________

Delaware	0-25370	45-0491516
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
5501 Headquarters Drive
Plano, Texas 75024
(Address of principal executive offices and zip code)
(972) 801-1100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.
On March 2, 2017, the Board of Directors (the "Board") of Rent-A-Center, Inc. (the "Company"), at its regularly scheduled quarterly meeting, designated Steven L. Pepper, a member of the Board since 2013, as the lead independent director of the Board effective immediately. Mark E. Speese, the Chairman of the Board and Interim Chief Executive Officer of the Company, assumed his position as Interim Chief Executive Officer in January of this year. At this meeting, Mr. Speese resigned from his position as a member of the Finance Committee of the Board.
On March 7, 2017, as contemplated by our prior disclosure in our recently filed Annual Report on Form 10-K, the Company made a mandatory $141.9 million payment on the Term Loans, as required by the current Credit Agreement. In the event our Consolidated Total Leverage Ratio exceeds 2.5:1, the Company is required to pay down the Term Loans by a percentage of annual excess cash flow, as defined in the Credit Agreement. To fund the payment, approximately $80 million was borrowed on the previously undrawn revolver and the remainder was funded with cash. This payment does not impact our available liquidity or debt covenants. A similar mandatory excess cash flow payment was made in March 2016 of approximately $27 million.
In addition, the Company continues to make progress on a long term refinance solution that will provide the flexibility and liquidity to support our strategic initiatives.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Rent-A-Center, Inc.
(Registrant)
Date: March 9, 2017
	By:	/s/ Dawn M. Wolverton
Dawn M. Wolverton
Vice President – Assistant General Counsel and Secretary